Exhibit D
Joint Filing Agreement
          In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value US$0.04 per share, of China Netcom Group Corporation (Hong Kong) Limited, a corporation organized under the laws of Hong Kong, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

China United Telecommunications Corporation			China United Telecommunications Corporation Limited

By:	/s/ Chang Xiaobing		By:	/s/ Chang Xiaobing

	Name:	Chang Xiaobing		Name:	Chang Xiaobing
	Title:	Chairman		Title:	Chairman
	Date:	June 10, 2008		Date:	June 10, 2008

China Unicom (BVI) Limited			China Unicom Limited

By:	/s/ Chang Xiaobing		By:	/s/ Chang Xiaobing

	Name:	Chang Xiaobing		Name:	Chang Xiaobing
	Title:	Director		Title:	Chairman and Chief Executive Officer
	Date:	June 10, 2008		Date:	June 10, 2008